EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Jenifer Kirtland/Doug Sherk 415-896-6820 Media:
763-557-2222	Steve DiMattia, 646-201-5445

ATS Medical Announces Record Quarterly Revenue and Gross Profit
First Quarter 2008 Revenue Increases 37.5% to $14.8 Million
Gross Profit Margin at 60.3% Sets Quarterly Record
Company Raises Revenue Guidance

MINNEAPOLIS, MN, May 5, 2008 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the first quarter ended March 29, 2008. Revenue for the quarter was $14.8 million, up 37.5% from $10.8 million reported in the first quarter of 2007.

Revenue growth was strong across all regions with domestic and international revenue increasing 36.2% and 38.3%, respectively. Contributing to the strong first quarter revenue growth was a 160.5% increase in revenues from the Company’s ATS CryoMaze™ cryoablation products for the treatment of cardiac arrhythmias. Revenue from this product line rose to $3.8 million. Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 18.8% on a year-over-year basis to $10.7 million. The growth reflected a 17.4% increase in mechanical valve revenue and a 70.4% increase in valve repair revenue. Revenue from products and services other than the Company’s mechanical valves represented 34% of total revenue during the first quarter of 2008 compared with 23% in the first quarter of 2007.

Gross profit margin for the first quarter of 2008 set another quarterly record of 60.3% compared with 57.8% for the first quarter of 2007. Gross margin improvements were the result of lower product costs and increased contribution of new products. The prior record gross margin was 58.2% in the fourth quarter of 2007.

“Our strong first quarter revenue growth and milestone achievement of gross profit exceeding 60% for the first time demonstrates continued progress towards our twin goals of attaining positive cash flow and profitability,” said Michael Dale, Chairman, President and Chief Executive Officer. “While sales of our existing mechanical heart valve and cryoablation products have been strong, we are very excited about the outlook for incremental future revenues from our most recent introductions as well as products in the pipeline. In particular, we believe our new CryoMaze products and supporting clinical plans have the potential to expand less invasive treatments of atrial fibrillation with excellent outcomes.”

Recent and Upcoming New Product Highlights

Surgical Arrhythmias

•	Minimally invasive surgical ablation: The Company is co-sponsoring a symposium titled “Frontiers in Cryoablation” with Intuitive Surgical (Nasdaq: ISRG) at the American Association of Thoracic Surgeons meeting in San Diego, California on Sunday, May 11. The symposium will include a panel of world renowned cardiac and thoracic surgeons to discuss both robotic and non-robotic approaches to treating atrial fibrillation on a minimally invasive basis.

•	ATS CryoMaze surgical ablation system: Several new products are under development to enhance the utility of the Company’s existing products and tools for the treatment of cardiac arrhythmias. The Company anticipates launching a next generation ablation clamp with probe in mid 2008.

Tissue Heart Valves

•	ATS 3f® Aortic Bioprosthesis: The Company’s first generation tissue valve has been launched on a targeted basis in France, Scandinavia and Canada during early 2008.

As announced previously, the Food and Drug Administration (FDA) has asked ATS to provide additional information and clarification in support of its PMA for the ATS 3f Aortic Bioprosthesis. The Company submitted answers to the FDA in March 2008. Management continues to expect that the ATS 3f Aortic Bioprosthesis will be approved in the second half of 2008.

•	ATS 3f Enable™ Aortic Bioprosthesis: Enrollment continues to progress with excellent clinical results in the Company’s European clinical trial of its Enable sutureless tissue valve designed to provide a less invasive approach for aortic valve replacement. The Company recently implanted the 50th patient in this pivotal trial and expects to reach enrollment of 100 patients around mid year. The first regulatory approval for commercialization is expected in mid 2009.

Mechanical Valves

•	ATS Open Pivot AP360™ Mechanical Heart Valve: The Company commenced a limited launch of its ATS AP360 Heart Valve in the first quarter. The AP360 is the Company’s most competitive Open Pivot product, with the same hemodynamic features as its existing supra annular AP valve but with a revised cuff design to enable easier suturing. Initial physician response has been excellent and the company expects to see measurable revenue growth from this new offering in the second quarter.

Repair Products

•	ATS Simulus® Semi-Rigid and Adjustable Flexible Rings: Initial launch and implants have been completed; surgeon feedback has been very positive and contributed to revenue growth of 28.0% in the first quarter of 2008 compared to Q4 2007 and 70.4% compared to the first quarter of 2007. The ATS Simulus Flexible rings and bands are fast becoming the annuloplasty device of choice among surgeons performing surgical robotic mitral valve repair because of the ease of suture placement.

“Our first quarter performance was especially strong with most of the upside coming from our existing products,” continued Mr. Dale. “We began the launch of our new products, specifically the 3f Aortic Bioprosthesis and the Open Pivot AP360 Mechanical Heart Valve, towards the end of the quarter so we’ve yet to see an appreciable revenue impact from these introductions. We expect meaningful revenue from these products to begin in the second quarter and grow sequentially throughout the year. We are confident that the combination of robust growth from existing products and increasing contribution from new products will result in another landmark year for ATS. Furthermore, as top line growth continues, we fully expect the increased leverage will enable enhanced financial performance.”

Additional Financial Results

The operating loss for the first quarter of 2008 was $3.6 million compared with an operating loss of $4.4 million in the first quarter of 2007. The net loss for the first quarter of 2008 was $2.4 million, or $0.04 per share, compared with $4.8 million, or $0.11 per share in the first quarter of 2007.

Revised 2008 Revenue Outlook

For the full year 2008 the Company now expects revenue to be in a range of $62 to $66 million versus its previous guidance of $60 to $64 million.

Conference Call Today

ATS management will host a conference call today, May 5, 2008 at 5:00 p.m. ET to discuss its first quarter financial results and current corporate developments. The dial-in number for the conference call is 800-218-4007 for domestic participants and 303-262-2142 for international participants. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 800-405-2236 for domestic participants and 303-590-3000 for international callers, using the passcode 11112192#.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 145,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
	Quarter Ended
	March 29,	March 31,
	2008	2007
Net sales	$14,845	$10,796
Cost of goods sold	5,897	4,553

Gross profit	8,948	6,243

Operating expenses:
Sales and marketing	6,487	5,923
Research and development	2,206	1,657
General and administrative	3,004	2,616
Amortization of intangibles	891	415

Total operating expenses	12,588	10,611

Operating loss	(3,640)	(4,368)

Interest expense, net	(619)	(445)
Other income (expense)	1,918	(6)

Net loss before income taxes	(2,341)	(4,819)
Income tax expense	(70)	(1)

Net loss	($2,411)	($4,820)

Net loss per share:
Basic and diluted	($0.04)	($0.11)

Weighted average number of shares outstanding:
Basic and diluted	59,739	42,052

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	March 29,	December 31,
	2008	2007
Assets
Cash and short-term investments	$11,926	$14,669
Accounts receivable	11,488	11,186
Inventories	19,266	18,743
Prepaid expenses	1,016	1,143

Total current assets	43,696	45,741

Property and equipment, net	7,646	7,739
Intangible assets	49,888	50,779
Other assets	1,530	1,638

Total assets	$102,760	$105,897

Liabilities & shareholders’ equity
Accounts payable	$4,959	$4,794
Accrued compensation	2,195	2,361
Other accrued liabilities	2,092	2,000
Current maturities of bank notes payable	2,646	2,457
Warrant liability	2,393	3,913

Total current liabilities	14,285	15,525

Convertible senior notes payable	17,456	17,436
Bank notes payable	5,954	6,143
Payable to CryoCath Technologies Inc.	1,782	1,742
Deferred income taxes	143	95

Shareholders’ equity	63,140	64,956

Total liabilities & shareholders’ equity	$102,760	$105,897

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Quarter Ended
	March 29,	March 31,
	2008	2007
Operating activities
Net loss	($2,411)	($4,820)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,496	904
Stock compensation expense	327	316
Deferred income taxes	48	—
Non-cash interest expense	155	112
Change in value of common stock appreciation rights and convertible senior notes derivative liabilities	(1,535)	(19)
Changes in operating assets and liabilities	(576)	(1,279)

Net cash used in operating activities	(2,496)	(4,786)

Investing activities
Maturities (purchases) of short-term investments, net	2,481	2,567
Payments for technology licenses and other intangibles	—	(23)
Purchases of furniture, machinery and equipment	(488)	(90)

Net cash provided by investing activities	1,993	2,454

Financing activities
Repayments on notes payable	—	(283)
Net proceeds from sales of common stock and warrants	51	15,464
Other	29	76

Net cash provided by financing activities	80	15,257

Other items	161	(52)

Increase (decrease) in cash and cash equivalents	($262)	$12,873

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Revenue for the Quarter Ended
	March 29,	March 31,
	2008	2007

Heart valve therapy	$10,681	$8,992
Surgical arrhythmias	3,848	1,477
Surgical tools & accessories	316	327

Total revenue	$14,845	$10,796

* * * *